REPORT OF INDEPENDENT AUDITORS



Board of Directors and Stockholders
Gray Communications Systems, Inc.

     We have audited the accompanying consolidated balance sheets of Gray Communications Systems, Inc., as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gray Communications Systems, Inc., at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                             Ernst & Young LLP


Atlanta, Georgia
January 27, 1998 except for the Pending Acquisition of
Note C, as to which the date is February 13, 1998

                        GRAY COMMUNICATIONS SYSTEMS, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                                                 December 31,
                                                                             1997             1996
Assets
Current assets:
     Cash and cash equivalents                                         $   2,367,300    $   1,051,044
     Trade accounts receivable, less allowance for doubtful accounts
         of $1,253,000 and  $1,450,000, respectively                      19,527,316       17,373,839
     Recoverable income taxes                                              2,132,284        1,747,687
     Inventories                                                             846,891          624,118
     Current portion of program broadcast rights                           2,850,023        2,362,742
     Other current assets                                                    968,180          379,793
                                                                       -------------    -------------
Total current assets                                                      28,691,994       23,539,223

Property and equipment (Notes C and D):
     Land                                                                    889,696          785,682
     Buildings and improvements                                           11,951,700       11,253,559
     Equipment                                                            52,899,547       41,954,501
                                                                       -------------    -------------
                                                                          65,740,943       53,993,742
     Allowance for depreciation                                          (23,635,256)     (18,209,891)
                                                                       -------------    -------------
                                                                          42,105,687       35,783,851

Other assets:
     Deferred loan costs (Note D)                                          8,521,356        9,141,262
     Goodwill and other intangibles (Note C)                             263,425,447      228,692,018
     Other                                                                 2,306,143        1,507,488
                                                                       -------------    -------------
                                                                         274,252,946      239,340,768
                                                                       -------------    -------------
                                                                       $ 345,050,627    $ 298,663,842
                                                                       =============    =============


See accompanying notes.

                        GRAY COMMUNICATIONS SYSTEMS, INC.
                     CONSOLIDATED BALANCE SHEETS (Continued)

                                                                                    December 31,
                                                                               1997             1996
Liabilities and stockholders' equity Current liabilities:
   Trade accounts payable (includes $850,000 and $1,000,000 payable to
Bull Run Corporation, respectively)                                      $   3,321,903    $   6,043,062
   Employee compensation and benefits                                        3,239,694        7,152,786
   Accrued expenses                                                          2,265,725        1,059,769
   Accrued interest                                                          4,533,366        4,858,775
   Current portion of program broadcast obligations                          2,876,060        2,362,144
   Deferred revenue                                                          1,966,166        1,764,509
   Current portion of long-term debt                                           400,000          140,000
                                                                         -------------    -------------
Total current liabilities                                                   18,602,914       23,381,045

Long-term debt (Notes C and D)                                             226,676,377      173,228,049

Other long-term liabilities:
   Program broadcast obligations, less current portion                         617,107          545,889
   Supplemental employee benefits (Note E)                                   1,161,218        1,357,275
   Deferred income taxes (Note H)                                            1,203,847              -0-
   Deferred interest swap                                                          -0-          191,055
   Other acquisition related liabilities (Notes C and D)                     4,494,016        4,735,013
                                                                         -------------    -------------
                                                                             7,476,188        6,829,232
Commitments and contingencies (Notes C, D and J)

Stockholders' equity (Notes C, D and F)
  Serial Preferred Stock, no par value; authorized 20,000,000 shares;       20,600,000       20,000,000
      issued 2,060 and 2,000, respectively ($20,600,000
      and $20,000,000 aggregate liquidation value, respectively)
   Class A Common Stock, no par value; authorized 15,000,000                10,358,031        7,994,235
      shares; issued 5,307,716 and 5,155,331 shares, respectively
   Class B Common Stock, no par value; authorized 15,000,000                66,397,804       66,065,762
      shares; issued 3,515,364 and 3,500,000 shares, respectively
   Retained earnings                                                         6,603,191       10,543,940
                                                                         -------------    -------------
                                                                           103,959,026      104,603,937
   Treasury Stock at cost, Class A Common, 781,921 and 663,180              (9,011,369)      (6,638,284)
      shares, respectively
   Treasury Stock at cost, Class B Common, 166,790 and 172,300              (2,652,509)      (2,740,137)
      shares, respectively                                               -------------    -------------
                                                                            92,295,148       95,225,516
                                                                         -------------    -------------
                                                                         $ 345,050,627    $ 298,663,842
                                                                         =============    =============


See accompanying notes.

                        GRAY COMMUNCIATIONS SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                Year Ended December 31,
                                                                                     1997                1996                1995
Operating revenues:
     Broadcasting (less agency commissions)                                    $  72,300,105       $  54,981,317       $  36,750,035
     Publishing                                                                   24,536,348          22,845,274          21,866,220
     Paging                                                                        6,711,426           1,478,608                 -0-
                                                                               -------------       -------------       -------------
                                                                                 103,547,879          79,305,199          58,616,255
Expenses:
     Broadcasting                                                                 41,966,493          32,438,405          23,201,990
     Publishing                                                                   19,753,387          17,949,064          20,016,137
     Paging                                                                        4,051,359           1,077,667                 -0-
     Corporate and administrative                                                  2,528,461           3,218,610           2,258,261
     Depreciation                                                                  7,800,217           4,077,696           2,633,360
     Amortization of intangible assets                                             6,718,302           3,584,845           1,325,526
     Non-cash compensation paid in common stock
         (Note E)                                                                        -0-             880,000           2,321,250
                                                                               -------------       -------------       -------------
                                                                                  82,818,219          63,226,287          51,756,524
                                                                               -------------       -------------       -------------
                                                                                  20,729,660          16,078,912           6,859,731
Miscellaneous income and (expense), net (Note B)                                     (30,851)          5,704,582             143,612
                                                                               -------------       -------------       -------------
                                                                                  20,698,809          21,783,494           7,003,343
Interest expense                                                                  21,861,267          11,689,053           5,438,374
                                                                               -------------       -------------       -------------
                                      INCOME (LOSS) BEFORE INCOME TAXES
                                               AND EXTRAORDINARY CHARGE           (1,162,458)         10,094,441           1,564,969
Federal and state income taxes (Note H)                                              240,000           4,416,000             634,000
                                                                               -------------       -------------       -------------
                                                   INCOME (LOSS) BEFORE
                                                   EXTRAORDINARY CHARGE          (1,402,458)          5,678,441             930,969
Extraordinary charge on extinguishment of debt, net of
     applicable income tax benefit of $2,157,000 (Note D)                                -0-           3,158,960                 -0-
                                                                               -------------       -------------       -------------
                                                      NET INCOME (LOSS)           (1,402,458)          2,519,481             930,969
Preferred dividends (Note F)                                                       1,409,690             376,849                 -0-
                                                                               -------------       -------------       -------------
                                         NET INCOME (LOSS) AVAILABLE TO
                                                    COMMON STOCKHOLDERS        $  (2,812,148)      $   2,142,632       $     930,969
                                                                               =============       =============       =============

Average outstanding common shares-basic                                            7,901,697           5,398,436           4,354,183
Average outstanding common shares-diluted                                          7,901,697           5,625,548           4,481,317

Basic earnings per common share:
     Income (loss) before extraordinary charge available to
        common stockholders                                                    $       (0.36)      $        0.98       $        0.21
     Extraordinary charge                                                                -0-               (0.58)                -0-
                                                                               -------------       -------------       -------------
                                         NET INCOME (LOSS) AVAILABLE TO
                                                    COMMON STOCKHOLDERS        $       (0.36)      $        0.40       $        0.21
                                                                               =============       =============       =============

Diluted earnings per common share:
     Income (loss) before extraordinary charge available to
        common stockholders                                                    $       (0.36)      $        0.94       $        0.21
     Extraordinary charge                                                                -0-               (0.56)                -0-
                                                                               -------------       -------------       -------------
                                         NET INCOME (LOSS) AVAILABLE TO
                                                    COMMON STOCKHOLDERS        $       (0.36)      $        0.38       $        0.21
                                                                               =============       =============       =============

See accompanying notes.

                        GRAY COMMUNICATIONS SYSTEMS, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                         Class A                 Class B                  Restricted
                                          Preferred Stock              Common Stock            Common Stock                 Stock
                                        Shares       Amount       Shares          Amount       Shares       Amount        Deferrals
Balance at December 31, 1994              -0-    $       -0-      4,841,785   $ 3,393,747         -0-   $       -0-      $      -0-

Net Income                                -0-            -0-            -0-           -0-         -0-           -0-             -0-
Class A Common Stock Cash Dividends
     ($0.08) per share                    -0-            -0-            -0-           -0-         -0-           -0-             -0-
Issuance of Class A Common Stock
     (Notes C, E, F, G and I):
     401(k) Plan                          -0-            -0-         18,354       298,725         -0-           -0-             -0-
     Directors' Stock Plan                -0-            -0-         23,500       238,919         -0-           -0-             -0-
     Non-qualified Stock Plan             -0-            -0-          5,000        48,335         -0-           -0-             -0-
     Gwinnett Acquisition                 -0-            -0-         44,117       500,000         -0-           -0-             -0-
     Restricted Stock Plan                -0-            -0-        150,000     2,081,250         -0-           -0-      (2,081,250)
Amortization of Restricted Stock
     Plan deferrals                       -0-            -0-            -0-           -0-         -0-           -0-       2,081,250
     Income tax benefits relating to
     stock  plans                         -0-            -0-            -0-       235,000         -0-           -0-             -0-

Balance at December 31, 1995              -0-            -0-      5,082,756     6,795,976         -0-           -0-             -0-
Net Income                                -0-            -0-            -0-           -0-         -0-           -0-             -0-
Common Stock Cash Dividends:
     Class A ($0.08 per share)            -0-            -0-            -0-           -0-         -0-           -0-             -0-
     Class B ($0.02 per share)            -0-            -0-            -0-           -0-         -0-           -0-             -0-
Purchase of Class B Common Stock
     (Note F)                             -0-            -0-            -0-           -0-         -0-           -0-             -0-
Issuance of Class A Common Stock
     (Notes F, G and I):
     401(k) Plan                          -0-            -0-         13,225       262,426         -0-           -0-             -0-
     Directors' Stock Plan                -0-            -0-         22,500       228,749         -0-           -0-             -0-
     Non-qualified Stock Plan             -0-            -0-         36,850       358,417         -0-           -0-             -0-
Preferred Stock Dividends                 -0-            -0-            -0-           -0-         -0-           -0-             -0-
Issuance of Class A Common Stock
     Warrants (Notes C and F)             -0-            -0-            -0-     2,600,000         -0-           -0-             -0-
Issuance of Series A Preferred
     Stock in exchange for
     Subordinated Note
     (Notes C and F)                    1,000     10,000,000            -0-    (2,383,333)        -0-           -0-             -0-
Issuance of Series B Preferred
     Stock (Notes C and F)              1,000     10,000,000            -0-           -0-         -0-           -0-             -0-

Issuance of Class B Common Stock,
     net of expenses (Notes C and
     F)                                   -0-            -0-            -0-           -0-   3,500,000    66,065,762             -0-
Income tax benefits relating to
     stock plans                          -0-            -0-            -0-       132,000         -0-         -0-              -0-
                                        -----    -----------      ---------   -----------   ---------   -----------      ----------
Balance at December 31, 1996            2,000    $20,000,000      5,155,331   $ 7,994,235   3,500,000   $66,065,762      $     -0-

                                               Class A                        Class B
                                             Treasury Stock                Treasury Stock            Retained
                                          Shares          Amount        Shares         Amount        Earnings           Total
Balance at December 31, 1994            (663,180)    $(6,638,284)           -0-    $       -0-     $ 8,245,626        5,001,089

Net Income                                   -0-             -0-            -0-            -0-         930,969          930,969
Class A Common Stock Cash Dividends
     ($0.08) per share                       -0-             -0-            -0-            -0-        (348,689)        (348,689)
Issuance of Class A Common Stock
     (Notes C, E, F, G and I):
     401(k) Plan                             -0-             -0-            -0-            -0-             -0-          298,725
     Directors' Stock Plan                   -0-             -0-            -0-            -0-             -0-          238,919
     Non-qualified Stock Plan                -0-             -0-            -0-            -0-             -0-           48,335
     Gwinnett Acquisition                    -0-             -0-            -0-            -0-             -0-          500,000
     Restricted Stock Plan                   -0-             -0-            -0-            -0-             -0-              -0-
Amortization of Restricted Stock
      Plan deferrals                         -0-             -0-            -0-            -0-             -0-        2,081,250
Income tax benefits relating to
      stock plans                            -0-             -0-            -0-            -0-             -0-          235,000


Balance at December 31, 1995            (663,180)     (6,638,284)           -0-            -0-       8,827,906        8,985,598
Net Income                                   -0-             -0-            -0-            -0-       2,519,481        2,519,481
Common Stock Cash Dividends:
     Class A ($0.08 per share)               -0-             -0-            -0-            -0-        (357,598)        (357,598)
     Class B ($0.02 per share)               -0-             -0-            -0-            -0-         (69,000)         (69,000)
Purchase of Class B Common Stock
     (Note F)                                -0-             -0-       (172,300)    (2,740,137)            -0-       (2,740,137)
Issuance of Class A Common Stock
     (Notes F, G and I):
     401(k) Plan                             -0-             -0-            -0-            -0-             -0-          262,426
     Directors' Stock Plan                   -0-             -0-            -0-            -0-             -0-          228,749
     Non-qualified Stock Plan                -0-             -0-            -0-            -0-             -0-          358,417
Preferred Stock Dividends                    -0-             -0-            -0-            -0-        (376,849)        (376,849)
Issuance of Class A Common Stock
     Warrants (Notes C and F)                -0-             -0-            -0-            -0-             -0-        2,600,000
Issuance of Series A Preferred
     Stock in exchange for
     Subordinated Note
     (Notes C and F)                         -0-             -0-            -0-            -0-             -0-        7,616,667
Issuance of Series B Preferred
     Stock (Notes C and F)                   -0-             -0-            -0-            -0-             -0-       10,000,000
Issuance of Class B Common Stock,
     net of expenses (Notes C and
     F)                                      -0-             -0-            -0-            -0-             -0-       66,065,762
Income tax benefits relating to
     stock  plans                            -0-             -0-            -0-            -0-             -0-          132,000
                                        --------     -----------       --------    -----------     -----------   --------------
Balance at December 31, 1996            (663,180)    $(6,638,284)      (172,300)   $(2,740,137)    $10,543,940   $   95,225,516



See accompanying notes.

                        GRAY COMMUNICATIONS SYSTEMS, INC.
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (continued)

                                                                         Class A                 Class B                  Restricted
                                          Preferred Stock              Common Stock            Common Stock                 Stock
                                        Shares       Amount       Shares          Amount      Shares        Amount        Deferrals
Balance at December 31, 1996            2,000    $20,000,000      5,155,331   $ 7,994,235   3,500,000   $66,065,762      $    -0-
Net Loss                                  -0-            -0-            -0-           -0-         -0-           -0-           -0-
Common Stock Cash Dividends
     ($0.08) per share                    -0-            -0-            -0-           -0-         -0-           -0-           -0-
Preferred Stock Dividends                 -0-            -0-            -0-           -0-         -0-           -0-           -0-
Issuance of Class A Common Stock
     (Notes F and G):
     Directors' Stock Plan                -0-            -0-            501         9,645         -0-           -0-           -0-
     Non-qualified Stock Plan             -0-            -0-         29,850       317,151         -0-           -0-           -0-
     Stock Award Restricted
     Stock Plan                           -0-            -0-        122,034     1,200,000         -0-           -0-           -0-
Issuance of Class B Common Stock
     (Notes F and I):
     401(k) Plan                          -0-            -0-            -0-           -0-      15,364       282,384           -0-
Issuance of Series B Preferred
     Stock (Note F)                        60        600,000            -0-           -0-         -0-           -0-           -0-
Issuance of Treasury Stock
     (Notes F, G, and I):
     401(k) Plan                          -0-            -0-            -0-           -0-         -0-        49,658           -0-
     Non-qualified Stock Plan             -0-            -0-            -0-           -0-         -0-           -0-           -0-
Purchase of Class A Common Stock
     (Note F):                            -0-            -0-            -0-           -0-         -0-           -0-           -0-
Income tax benefits relating to
     stock plans                          -0-            -0-            -0-       837,000         -0-           -0-           -0-
                                        -----    -----------      ---------   -----------   ---------   -----------      -------
Balance at December 31, 1997            2,060    $20,600,000      5,307,716   $10,358,031   3,515,364   $66,397,804      $    -0-
                                        =====    ===========      =========   ===========   =========   ===========      =======
                                                Class A                           Class B
                                             Treasury Stock                   Treasury Stock            Retained
                                          Shares        Amount             Shares        Amount         Earnings         Total
Balance at December 31, 1996            (663,180)   (6,638,284)         $(172,300)   $(2,740,137)    $ 10,543,940     $ 95,225,516
Net Loss                                     -0-           -0-                -0-            -0-       (1,402,458)      (1,402,458
Common Stock Cash Dividends
     ($0.08) per share                       -0-           -0-                -0-            -0-         (628,045)        (628,045
Preferred Stock Dividends                    -0-           -0-                -0-            -0-       (1,409,690)      (1,409,690
Issuance of Class A Common Stock
     (Notes F and G):
     Directors' Stock Plan                   -0-           -0-                -0-            -0-              -0-            9,645
     Non-qualified Stock Plan                -0-           -0-                -0-            -0-              -0-          317,151
     Stock Award Restricted
     Stock Plan                              -0-           -0-                -0-            -0-              -0-        1,200,000
Issuance of Class B Common Stock
     (Notes F and I):
     401(k) Plan                             -0-           -0-                -0-            -0-              -0-          282,384
Issuance of Series B Preferred
     Stock (Note F)                          -0-           -0-                -0-            -0-              -0-          600,000
Issuance of Treasury Stock
     (Notes F, G, and I):
     401(k) Plan                             -0-           -0-              5,510         87,628              -0-          137,286
     Non-qualified Stock Plan             54,159     1,082,390                -0-            -0-         (500,556)         581,834
Purchase of Class A Common Stock
     (Note F):                          (172,900)   (3,455,475)               -0-            -0-              -0-       (3,455,475
Income tax benefits relating to
     stock plans                             -0-         -0-                  -0-            -0-              -0-          837,000
                                        --------   -----------           ---------   -----------       ----------      -----------
Balance at December 31, 1997            (781,921)  $(9,011,369)          $(166,790)  $(2,652,509)      $6,603,191      $92,295,148
                                        ========   ===========           =========   ===========       ==========      ===========

See accompanying notes.

                        GRAY COMMUNCIATIONS SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                               Year Ended December 31,
                                                                                       1997             1996             1995
Operating activities
     Net income (loss)                                                           $  (1,402,458)   $   2,519,481    $     930,969
     Items which did not use (provide) cash:
        Depreciation                                                                 7,800,217        4,077,696        2,633,360
        Amortization of intangible assets                                            6,718,302        3,584,845        1,325,526
        Amortization of deferred loan costs                                          1,083,303          270,813              -0-
        Amortization of program broadcast rights                                     3,501,330        2,742,712        1,647,035
        Amortization  of original  issue  discount  on 8%  subordinated note               -0-          216,667              -0-
        Write-off of loan acquisition  costs from early  extinguishment of debt            -0-        1,818,840              -0-
        Gain on disposition of television station                                          -0-       (5,671,323)             -0-
        Payments for program broadcast rights                                       (3,629,350)      (2,877,128)      (1,776,796)
        Compensation paid in Common Stock                                                  -0-          880,000        2,321,250
        Supplemental employee benefits                                                (196,057)        (855,410)        (370,694)
        Common Stock contributed to 401(K) Plan                                        419,670          262,426          298,725
        Deferred income taxes                                                        1,283,000          (44,000)         863,000
        Loss on asset sales                                                            108,998          201,792            1,652
       Changes in operating assets and liabilities:
           Trade accounts receivable                                                  (369,675)      (1,575,723)        (852,965)
           Recoverable income taxes                                                   (384,597)        (400,680)      (1,347,007)
           Inventories                                                                (101,077)         254,952         (181,034)
           Other current assets                                                       (569,745)         (21,248)         (11,208)
           Trade accounts payable                                                   (2,825,099)       2,256,795        1,441,745
           Employee compensation and benefits                                       (2,848,092)       2,882,379        1,011,667
           Accrued expenses                                                          1,279,164       (2,936,155)        (414,087)
           Accrued interest                                                           (325,409)       3,794,284           78,536
           Deferred revenue                                                            201,657          710,286              -0-
                                                                                 -------------    -------------    -------------
Net cash provided by operating activities                                            9,744,082       12,092,301        7,599,674

Investing activities
     Acquisitions of newspaper businesses                                                  -0-              -0-       (2,084,621)
     Acquisition of television businesses                                          (45,644,942)    (210,944,547)             -0-
     Disposition of television business                                                    -0-        9,480,699              -0-
     Purchases of property and equipment                                           (10,371,734)      (3,395,635)      (3,279,721)
     Proceeds from asset sales                                                          24,885          174,401            2,475
     Deferred acquisition costs                                                        (89,056)             -0-       (3,330,481)
     Payments on purchase liabilities                                                 (764,658)        (243,985)        (111,548)
     Other                                                                            (652,907)        (139,029)        (125,356)
                                                                                 -------------    -------------    -------------
Net cash used in investing activities                                              (57,498,412)    (205,068,096)      (8,929,252)

Financing activities Proceeds from borrowings:
         Short-term debt                                                                   -0-              -0-        1,200,000
         Long-term debt                                                             75,350,000      238,478,310        2,950,000
     Repayments of  borrowings:
         Short-term debt                                                                   -0-              -0-       (1,200,000)
         Long-term debt                                                            (22,678,127)    (109,434,577)      (1,792,516)
     Deferred loan costs                                                              (463,397)      (9,410,078)             -0-
     Dividends paid                                                                 (1,428,045)        (426,598)        (348,689)
     Class A Common Stock transactions                                               1,163,796          719,166          522,254
     Proceeds  from  equity  offering  B Class B Common  Stock,  net of
         expenses                                                                          -0-       66,065,762              -0-
     Proceeds from offering of Series B Preferred Stock                                    -0-       10,000,000              -0-
     Proceeds from settlement of interest rate swap agreement                              -0-          215,000              -0-
     Proceeds from sale of treasury shares                                             581,834              -0-              -0-
     Purchase of Class A Common Stock                                               (3,455,475)             -0-              -0-
     Purchase of Class B Common Stock                                                      -0-       (2,740,137)             -0-
                                                                                 -------------    -------------    -------------
Net Cash provided by financing activities                                           49,070,586      193,466,848        1,331,049
                                                                                 -------------    -------------    -------------
Increase in cash and cash equivalents                                                1,316,256          491,053            1,471
Cash and cash equivalents at beginning of year                                       1,051,044          559,991          558,520
                                                                                 -------------    -------------    -------------
Cash and cash equivalents at end of year                                         $   2,367,300    $   1,051,044    $     559,991
                                                                                 =============    =============    =============


See accompanying notes.

                        GRAY COMMUNICATIONS SYSTEMS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.   Summary of Significant Accounting Policies

     Description of Business

     The Company's operations, which are located in eight southeastern states, include eight television stations, three daily newspapers, two area weekly advertising only publications and paging operations.

     Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     Revenue Recognition

     The Company recognizes revenues as services are performed.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Cash and Cash Equivalents

     Cash and cash equivalents include cash on deposit with a bank. Deposits with the bank are generally insured in limited amounts.

     Inventories

     Inventories, principally newsprint and supplies, are stated at the lower of cost or market. The Company uses the last-in, first-out ("LIFO") method of determining costs for substantially all of its inventories. Current cost exceeded the LIFO value of inventories by approximately $15,000 and $13,000 at December 31, 1997, and 1996, respectively.

     Program Broadcast Rights

     Rights to programs available for broadcast under program license agreements are initially recorded at the beginning of the license period for the amounts of total license fees payable under the license agreements and are charged to operating expense on the basis of total programs available for use on the straight-line method. The portion of the unamortized balance expected to be charged to operating expense in the succeeding year is classified as a current asset, with the remainder classified as a non-current asset. The liability for the license fees payable under the program license agreements is classified as current or long-term, in accordance with the payment terms of the various license agreements.

                        GRAY COMMUNICATIONS SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A.   Summary of Significant Accounting Policies (Continued)

     Property and Equipment

     Property and equipment are carried at cost. Depreciation is computed principally by the straight-line method for financial reporting purposes and by accelerated methods for income tax purposes. Buildings, improvements and equipment are depreciated over estimated useful lives of approximately 35 years, 10 years and 5 years, respectively.

     Intangible Assets

     Intangible assets are stated at cost and are amortized using the straight-line method. Goodwill is amortized over 40 years. Loan acquisition fees are amortized over the life of the applicable indebtedness. Non-compete agreements are amortized over the life of the specific agreement. Accumulated amortization of intangible assets resulting from business acquisitions was $11.5 million and $4.9 million as of December 31, 1997, and 1996, respectively.

     If facts and circumstances indicate that the goodwill, property and equipment or other assets may be impaired, an evaluation of continuing value would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with these assets would be compared to their carrying amount to determine if a write down to fair market value or discounted cash flow value is required.

     Income Taxes

     Deferred income taxes are provided on the differences between the financial statement and income tax basis of assets and liabilities. The Company and its subsidiaries file a consolidated federal income tax return. Consolidated state income tax returns are filed when appropriate and separate state tax returns are filed when consolidation is not available. Local tax returns are filed separately.

     Capital Stock

     On August 17, 1995, the Board of Directors declared a 50% stock dividend on the Company's Class A Common Stock payable October 2, 1995 to stockholders of record on September 8, 1995, to effect a three for two stock split. All applicable share and per share data have been adjusted to give effect to the stock split.

     Earnings Per Common Share

     In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share ("Statement 128"). Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to Statement 128 requirements.

                        GRAY COMMUNICATIONS SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     A. Summary of Significant Accounting Policies (Continued)

     Stock Based Compensation

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its stock options. Under APB 25, if the exercise price of the stock options granted by the Company equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

     Concentration of Credit Risk

     The Company provides print advertising and advertising air time to national, regional and local advertisers within the geographic areas in which the Company operates. Credit is extended based on an evaluation of the customer's financial condition, and generally advance payment is not required. Credit losses are provided for in the financial statements and consistently have been within management's expectations.

     Fair Value of Financial Instruments

     The Company has adopted FASB Statement No. 107, Disclosure about Fair Value of Financial Instruments, which requires disclosure of fair value, to the extent practical, of certain of the Company's financial instruments. The fair value amounts do not necessarily represent the amount that could be realized in a sale or settlement. The Company's financial instruments are comprised principally of long-term debt and preferred stock.

     The estimated fair value of long-term debt at December 31, 1997, and 1996 exceeded book value by $13.2 million and $9.6 million, respectively. The fair value of the Preferred Stock at December 31, 1997, and 1996 approximates its carrying value at that date. The Company does not anticipate settlement of long-term debt or preferred stock at other than book value.

     The fair value of other financial instruments classified as current assets or liabilities approximates their carrying values due to the short-term maturities of these instruments.

     Reclassifications

     Certain amounts in the accompanying consolidated financial statements have been reclassified to conform to the 1997 format.

B.   Business Disposition

     The Company sold the assets of KTVE Inc. (the "KTVE Sale"), its NBC-affiliated television station, in Monroe, Louisiana-El Dorado, Arkansas on August 20, 1996. The sales price included $9.5 million in cash plus the amount of the accounts receivable on the date of closing to the extent collected by the buyer, to be paid to the Company within 150 days following the closing date (approximately $829,000). The Company recognized a pre-tax gain of approximately $5.7 million and estimated income taxes of approximately $2.8 million in connection with the sale.

                        GRAY COMMUNICATIONS SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

C.   Business Acquisitions

     The Company's acquisitions have been accounted for under the purchase method of accounting. Under the purchase method of accounting, the results of operations of the acquired businesses are included in the accompanying consolidated financial statements as of their respective acquisition dates. The assets and liabilities of acquired businesses are included based on an allocation of the purchase price.

     Pending Acquisition

     On February 13, 1998, the Company signed a definitive purchase agreement to acquire all of the outstanding capital stock of Busse Broadcasting Corporation ("Busse"). The purchase price is approximately $112.0 million plus Busse's cash and cash equivalents less Busse's indebtedness including its 11 5/8 % Senior Secured Notes due 2000. Busse owns and operates three VHF television stations:
KOLN-TV, the CBS-affiliate operating on Channel 10 in the Lincoln-Hastings-Kearney, Nebraska television market, and its satellite station KGIN-TV, the CBS-affiliate operating on Channel 11 serving Grand Island, Nebraska; and WEAU-TV, the NBC-affiliate operating on Channel 13 serving the Eau Claire-La Crosse, Wisconsin market. The purchase of Busse is subject to FCC approval. The acquisition is expected to close on or before September 1, 1998. In connection with the proposed purchase of Busse, the Company will pay Bull Run Corporation ("Bull Run"), a principal stockholder of the Company, a finder's fee equal to 1% of the purchase price for services performed, none of which was due and included in accounts payable at December 31, 1997.

     1997 Acquisitions

     On August 1, 1997, the Company purchased the assets of WITN-TV ("WITN"). The purchase price of approximately $41.7 million consisted of $40.7 million cash, $600,000 in acquisition related costs, and approximately $400,000 in liabilities which were assumed by the Company. Based on the preliminary allocation of the purchase price, the excess of the purchase price over the fair value of net tangible assets acquired was approximately $37.4 million. The Company funded the costs of this acquisition through its senior credit facility (the "Senior Credit Facility"). WITN operates on Channel 7 and is the NBC-affiliate in the Greenville-Washington-New Bern, North Carolina market. In connection with the purchase of the assets of WITN ("WITN Acquisition"), the Company will pay Bull Run a fee equal to 1% of the purchase price for services performed, of which $400,000 was due and included in accounts payable at December 31, 1997.

     On April 24, 1997, the Company acquired all of the issued and outstanding common stock of GulfLink Communications, Inc. ("GulfLink") of Baton Rouge, Louisiana. The GulfLink operations include nine transportable satellite uplink trucks. The purchase price of approximately $5.2 million consisted of $4.1 million cash, $127,000 in acquisition related costs, and approximately $1.0 million in liabilities which were assumed by the Company. Based on the preliminary allocation of the purchase price, the excess of the purchase price over the fair value of net tangible assets acquired was approximately $3.6 million. The Company funded the costs of this acquisition through its Senior Credit Facility. In connection with the purchase of the common stock of GulfLink Communications, Inc. (the "GulfLink Acquisition"), the Company paid Bull Run a fee equal to $58,000 for services performed.

     Unaudited pro forma operating data for the year ended December 31, 1997, and 1996 is presented below and assumes that the WITN Acquisition and the GulfLink Acquisition occurred on January 1, 1996.

                        GRAY COMMUNICATIONS SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Business Acquisitions (continued)

     1997 Acquisitions (continued)

     This unaudited pro forma operating data does not purport to represent the Company's actual results of operations had the WITN Acquisition and the GulfLink Acquisition occurred on January 1, 1996, and should not serve as a forecast of the Company's operating results for any future periods. The pro forma adjustments are based solely upon certain assumptions that management believes are reasonable under the circumstances at this time. Unaudited pro forma operating data for the year ended December 31, 1997, are as follows (in thousands, except per common share data):

                                                                  WITN        GulfLink     Pro forma     Adjusted
                                                    Gray       Acquisition  Acquisition   Adjustments    Pro Forma
                                                                            (Unaudited)
Revenues, net                                       $ 103,548      $ 4,551       $ 1,000         $ -0-    $ 109,099
                                                    =========      =======       =======         =====    =========
Net income (loss) available to common
    stockholders                                    $ (2,812)        $ 146          $ 74     $ (1,177)    $ (3,769)
                                                    ========         =====          ====     ========     ========
Income (loss) per share available to
    common stockholders:
    Basic                                            $ (0.36)                                              $ (0.48)
                                                     =======                                               =======
    Diluted                                          $ (0.36)                                              $ (0.48)
                                                     =======                                               =======

Unaudited pro forma operating data for the year ended December 31, 1996, are as follows (in thousands, except per common share data):

                                           WITN       GulfLink      KTVE         First        Pro forma    Adjusted
                              Gray     Acquisition  Acquisition     Sale        American     Adjustments   Pro Forma
                                                                              Acquisition
                                                                 (Unaudited)
Revenues, net                $ 79,305       $ 8,431      $ 2,937   $ (2,968)     $ 21,203        $ -0-     $108,908
                             ========       =======      =======   ========      ========        =====     ========
Net income (loss)
   available to common
stockholders                  $ 2,143       $ 2,566        $ 197   $ (3,173)    $ (1,773)    $ (2,357)    $ (2,397)
                              =======       =======        =====   ========     =========    ========     ========
Income (loss) per
   share available to
   common stockholders:
         Basic                 $ 0.40                                                                      $ (0.30)
                               ======                                                                      =======
         Diluted               $ 0.38                                                                      $ (0.30)
                               ======                                                                      =======

     The pro forma results presented above include adjustments to reflect (i) the incurrence of interest expense to fund the GulfLink Acquisition, the WITN
Acquisition, and the First American Acquisition (as defined in 1996 Acquisitions), (ii) depreciation and amortization of assets acquired, (iii) the reduction of employee compensation related to severance and vacation compensation for 1996, (iv) the elimination of the corporate expense allocation net of additional accounting and administrative expenses for the WITN Acquisition and the First American Acquisition, (v) increased pension expense for the First American Acquisition, and (vi) the income tax effect of such pro forma adjustments. Average outstanding shares used to calculate pro forma earnings per share data for 1996 include the 3,500,000 Class B Common shares issued in connection with the First American Acquisition.

                        GRAY COMMUNICATIONS SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

C.   Business Acquisitions (continued)

     1996 Acquisitions

     On September 30, 1996, the Company purchased from First American Media, Inc. substantially all of the assets used in the operation of two CBS-affiliated television stations, WCTV-TV ("WCTV") serving Tallahassee, Florida-Thomasville, Georgia and WKXT-TV ("WKXT") in Knoxville, Tennessee, as well as those assets used in the operations of a satellite uplink and production services business and a communications and paging business (the "First American Acquisition"). Subsequent to the First American Acquisition, the Company rebranded WKXT with the call letters WVLT ("WVLT") as a component of its strategy to promote the station's upgraded news product. The purchase price of approximately $183.9 million consisted of $175.5 million cash, $1.8 million in acquisition related costs, and the assumption of approximately $6.6 million of liabilities. The excess of the purchase price over the fair value of net tangible assets acquired was approximately $160.2 million. The Company's Board of Directors has agreed to pay Bull Run, a fee equal to approximately $1.7 million for services performed in connection with this acquisition. At December 31, 1997, $450,000 of this fee remains payable and is included in accounts payable.

     The First American Acquisition and the early retirement of the Company's existing bank credit facility and other senior indebtedness (see Notes D and F), were funded as follows: net proceeds of $66.1 million from the sale of 3,500,000 shares of the Company's Class B Common Stock; net proceeds of $155.2 million from the sale of $160.0 million principal amount of the Company's 10 5/8% Senior Subordinated Notes due 2006; $16.9 million of borrowings under the Senior Credit Facility; and $10.0 million net proceeds from the sale of 1,000 shares of the Company's Series B Preferred Stock with warrants to purchase 500,000 shares of the Company's Class A Common Stock at $24 per share. The shares of Series B Preferred Stock were issued to Bull Run and to J. Mack Robinson, Chairman of the Board of Bull Run and President and Chief Executive Officer of the Company, and certain of his affiliates. The Company obtained an opinion from an investment banker as to the fairness of the terms of the sale of such Series B Preferred Stock with warrants.

     In   connection   with  the  First   American   Acquisition,   the  Federal
Communications Commission (the "FCC") ordered the Company to apply for FCC approval to divest itself of WALB-TV ("WALB") in Albany, Georgia and WJHG-TV ("WJHG") in Panama City, Florida by March 31, 1997 to comply with regulations governing common ownership of television stations with overlapping service areas. The FCC is currently reexamining these regulations, and if it revises them in accordance with the interim policy it has adopted, divestiture of WJHG would not be required. Accordingly, the Company requested and in July of 1997 received an extension of the divestiture deadline with regard to WJHG conditioned upon the outcome of the rulemaking proceedings. It can not be determined when the FCC will complete its rulemaking on this subject. Also in July of 1997, the Company obtained FCC approval to transfer control of WALB to a trust with a view towards the trustee effecting (i) a swap of WALB's assets for assets of one or more television stations of comparable value and with comparable broadcast cash flow in a transaction qualifying for deferred capital gains treatment under the "like-kind exchange" provision of Section 1031 of the Internal Revenue Code of 1986, or (ii) a sale of such assets. Under the trust arrangement, the Company relinquished operating control of the station to a trustee while retaining the economic risks and benefits of ownership. If the trustee is required to effect a sale of WALB, the Company would incur a significant gain and related tax liability, the payment of which could have an adverse effect on the Company's ability to acquire comparable assets without incurring additional indebtedness. The FCC allowed up to six months for the trustee to file an application seeking the agency's approval of a swap or sale. This six month period expired in January 1998 without a swap or

                        GRAY COMMUNICATIONS SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

C.   Business Acquisitions (continued)

     1996 Acquisitions (continued)

sale being executed. The trustee has filed an application requesting a six month extension to effect a swap or sale. The FCC has not yet ruled on this extension application.

     Condensed unaudited balance sheets of WALB and WJHG are as follows (in thousands):

                                                                  WALB                            WJHG
                                                                              December 31,
                                                          1997            1996            1997            1996
                                                                              (Unaudited)
Current assets                                              $ 2,379         $ 2,058         $ 1,053         $ 1,079
Property and equipment                                        1,473           1,579             848             981
Other assets                                                    471             100             346              55
                                                            -------         -------         -------         -------
     Total assets                                           $ 4,323         $ 3,737         $ 2,247         $ 2,115
                                                            =======         =======         =======         =======

Current liabilities                                         $   994         $ 1,189         $   350         $   497
Other liabilities                                               215             242             127             -0-
Stockholder's equity                                          3,114           2,306           1,770           1,618
                                                            -------         -------         -------         -------
     Total liabilities and stockholder's equity             $ 4,323         $ 3,737         $ 2,247         $ 2,115
                                                            =======         =======         =======         =======

     Condensed unaudited income statement data for the three years ended December 31, 1997, for WALB and WJHG are as follows (in thousands):

                                                  WALB                                      WJHG
                                         Year ended December 31,                   Year ended December 31,
                                    1997          1996          1995          1997           1996          1995
                                                                    (Unaudited)
Broadcasting revenues                $ 10,090      $ 10,611       $ 9,445       $ 4,896       $ 5,217       $ 3,843
Expenses                                4,770         5,070         4,650         3,757         4,131         3,573
                                     --------      --------       -------       -------       -------       -------
Operating income                        5,320         5,541         4,795         1,139         1,086           270
Other income (expense)                      3             7            17           (5)             6            60
                                     --------      --------       -------       -------       -------       -------
Income before income taxes           $  5,323      $  5,548       $ 4,812       $ 1,134       $ 1,092       $   330
                                     ========      ========       =======       =======       =======       =======

Net income                           $  3,295      $  3,465       $ 2,984       $   737       $   685       $   205
                                     ========      ========       =======       =======       =======       =======

     On January 4, 1996, the Company purchased substantially all of the assets of WRDW-TV, a CBS television affiliate serving the Augusta, Georgia television market (the "Augusta Acquisition"). The purchase price of approximately $37.2 million which included assumed liabilities of approximately $1.3 million, was financed primarily through long-term borrowings. The assets acquired consisted of office equipment and broadcasting operations located in North Augusta, South Carolina. The excess of the purchase price over the fair value of net tangible assets acquired was approximately $32.5 million. In connection with the Augusta Acquisition, the Company's Board of Directors approved the payment of a $360,000 fee to Bull Run.

     Funds for the Augusta Acquisition were obtained from the modification of the Company's existing bank debt on January 4, 1996 (the "Bank Loan") to a variable rate reducing revolving credit facility (the

                        GRAY COMMUNICATIONS SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

C.   Business Acquisitions (continued)

     1996 Acquisitions (continued)

"Old Credit Facility") and the sale to Bull Run of an 8% subordinated note due January 3, 2005 in the principal amount of $10.0 million (the "8% Note"). In connection with the sale of the 8% Note, the Company also issued warrants to Bull Run to purchase 487,500 shares of Class A Common Stock at $17.88 per share, 337,500 shares of which were vested at December 31, 1997. The remainder vests in four equal annual installments of 37,500 shares through 2001. Approximately $2.6 million of the $10.0 million of proceeds from the 8% Note was allocated to the warrants and increased Class A Common Stock. The Old Credit Facility provided for a credit line up to $54.2 million. This transaction also required a modification of the interest rate of the Company's $25.0 million senior secured note with an institutional investor (the "Senior Note") from 10.08% to 10.7%.

     As part of the financing arrangements for the First American Acquisition, the Old Credit Facility and the Senior Note were retired and the Company issued to Bull Run, in exchange for the 8% Note, 1,000 shares of Series A Preferred Stock. The warrants issued with the 8% Note were retired and the warrants issued with the Series A Preferred Stock will vest in accordance with the same schedule described above provided the Series A Preferred Stock remains outstanding. The Company recorded an extraordinary charge of $5.3 million ($3.2 million after taxes or $0.58 per basic common share and $0.56 per diluted common share for
1996) in connection with the early retirement of the $25.0 million Senior Note and the write-off of loan acquisition costs from the early extinguishment of debt.

     Unaudited pro forma operating data for the year ended December 31, 1996, and 1995 is presented below and assumes that the Augusta Acquisition, the First American Acquisition, and the KTVE Sale occurred on January 1, 1995.

     This unaudited pro forma operating data does not purport to represent the Company's actual results of operations had the Augusta Acquisition, the First American Acquisition, and the KTVE Sale occurred on January 1, 1995, and should not serve as a forecast of the Company's operating results for any future periods. The pro forma adjustments are based solely upon certain assumptions that management believes are reasonable under the circumstances at this time. Unaudited pro forma operating data for the year ended December 31, 1996, are as follows (in thousands, except per common share data):

                                                                           First
                                                               KTVE       American     Pro forma       Adjusted
                                                 Gray          Sale     Acquisition   Adjustments      Pro Forma
                                                                          (Unaudited)
Revenues, net                                    $ 79,305     $ (2,968)     $ 21,203         $ -0-        $ 97,540
                                                 ========     ========      ========         =====        ========
Net income (loss) before extraordinary
    charge available to common
    stockholders                                  $ 5,301     $ (3,173)     $ (1,773)     $ (1,743)       $ (1,388)
                                                  =======     ========      ========      ========        ========
Income (loss) per share available to
    common stockholders before
    extraordinary charge:
          Basic                                    $ 0.98                                                  $ (0.17)
                                                   ======                                                  =======
          Diluted                                  $ 0.94                                                  $ (0.17)
                                                   ======                                                  =======

                        GRAY COMMUNICATIONS SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

C.   Business Acquisitions (continued)

     1996 Acquisitions (continued)

     Unaudited pro forma operating data for the year ended December 31, 1995, are as follows (in thousands, except per common share data):

                                                 Augusta        KTVE         First      Pro forma      Adjusted
                                     Gray      Acquisition      Sale       American    Adjustments    Pro Forma
                                                                          Acquisition
                                                                    (Unaudited)
Revenues, net                        $ 58,616      $ 8,660     $ (4,188)     $ 27,321        $ 228      $ 90,637
                                     ========      =======     ========      ========        ======     ========
Net income (loss) available
    to common stockholders            $   931      $ 2,242       $ (278)      $ 6,348    $ (15,316)     $ (6,073)
                                      =======      =======       ======       =======    =========      ========
Income (loss) per share
    available to common
    stockholders:
         Basic                      $    0.21                                                            $ (0.77)
                                    =========                                                            =======
         Diluted                    $    0.21                                                            $ (0.77)
                                    =========                                                            =======

     The pro forma results presented above include adjustments to reflect (i) the incurrence of interest expense to fund the First American Acquisition and the WRDW Acquisition, (ii) depreciation and amortization of assets acquired,
(iii) the reduction of employee compensation related to severance and vacation compensation for 1996, (iv) the elimination of the corporate expense allocation net of additional accounting and administrative expenses for the First American Acquisition, (v) increased pension expense for the First American Acquisition, and (vi) the income tax effect of such pro forma adjustments. Average outstanding shares used to calculate pro forma earnings per share data for 1996 and 1995 include the 3,500,000 Class B Common shares issued in connection with the First American Acquisition.

1995 Acquisitions

     On January 6, 1995, the Company purchased substantially all of the assets of the Gwinnett Post-Tribune and assumed certain liabilities ( the "Gwinnett
Acquisition"). The assets consisted of office equipment and publishing operations located in Lawrenceville, Georgia. The purchase price of $3.7 million, including assumed liabilities of approximately $370,000, was paid by approximately $1.2 million in cash (financed through long-term borrowings and cash from operations), the issuance of 44,117 shares of the Company's Class A Common Stock (having fair value of $500,000), and $1.5 million payable to the sellers pursuant to non-compete agreements. The excess of the purchase price over the fair value of net tangible assets acquired was approximately $3.4 million. In connection with the Gwinnett Acquisition the Company's Board of Directors approved the payment of a $75,000 fee to Bull Run.

                        GRAY COMMUNICATIONS SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

D.   Long-term Debt

     Long-term debt consists of the following (in thousands):

                                                              December 31,
                                                           1997           1996
10 5/8 % Senior Subordinated Notes due 2006            $ 160,000      $ 160,000
Senior Credit Facility                                    65,630         12,680
Other                                                      1,446            688
                                                       ---------      ---------
                                                         227,076        173,368
Less current portion                                        (400)          (140)
                                                       ---------      ---------
                                                       $ 226,676      $ 173,228
                                                       =========      =========

     On September 20, 1996, the Company sold $160.0 million principal amount of the Company's 10 5/8% Senior Subordinated Notes (the "Senior Subordinated Notes") due 2006. The net proceeds of $155.2 million from this offering, along with the net proceeds from (i) the KTVE Sale, (ii) the issuance of Class B Common Stock, (iii) the issuance of Series B Preferred Stock and (iv) borrowings under the Senior Credit Facility, were used in financing the First American Acquisition as well as the early retirement of the Senior Note and the Old Credit Facility. Interest on the Senior Subordinated Notes is payable semi-annually on April 1 and October 1, commencing April 1, 1997.

     The Senior Subordinated Notes are jointly and severally guaranteed (the "Subsidiary Guarantees") by all of the Company's subsidiaries (the "Subsidiary Guarantors"). The obligations of the Subsidiary Guarantors under the Subsidiary Guarantees is subordinated, to the same extent as the obligations of the Company in respect of the Senior Subordinated Notes, to the prior payment in full of all existing and future senior debt of the Subsidiary Guarantors (which will include any guarantee issued by such Subsidiary Guarantors of any senior debt).

     The Company is a holding company with no material independent assets or operations, other than its investment in its subsidiaries. The aggregate assets, liabilities, earnings and equity of the Subsidiary Guarantors are substantially equivalent to the assets, liabilities, earnings and equity of the Company on a consolidated basis. The Subsidiary Guarantors are, directly or indirectly, wholly-owned subsidiaries of the Company and the Subsidiary Guarantees will be full, unconditional and joint and several. All of the current and future direct and indirect subsidiaries of the Company will be guarantors of the Notes. Accordingly, separate financial statements and other disclosures of each of the Subsidiary Guarantors are not presented because management has determined that they are not material to investors.

The Company has a $125.0 million Senior Credit Facility, as amended, which is comprised of a term loan (the "Term Commitment") of $71.5 million and a revolving credit facility (the "Revolving Commitment") of $53.5 million. The agreement pursuant to which the Senior Credit Facility was issued contains certain restrictive provisions, which, among other things, limit capital expenditures and additional indebtedness and require minimum levels of cash flows. The Senior Subordinated Notes also contained similar restrictive provisions. Additionally, the effective interest rate of the Senior Credit Facility can be changed based upon the Company's maintenance of certain operating ratios as defined by the Senior Credit Facility, not to exceed the lender's prime rate plus 0.5% or LIBOR plus 2.25%. The effective interest rate on the Senior Credit Facility at December 31, 1997, and 1996 was 7.9% and 8.4%, respectively.

                        GRAY COMMUNICATIONS SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

D.   Long-term Debt (continued)

     The amounts available under the Revolving Commitment will be reduced by $7,356,000 in 1998; $8,025,000 in years 1999, 2000, 2001 and 2002; $9,363,000 in
2003; and $4,681,000 in 2004.

     The amount borrowed by the Company on December 31, 1999 under the Term Commitment will be converted to a four and one-half year term loan. The principal of the term loan shall be repaid in nineteen consecutive quarterly installments commencing on December 31, 1999. Each of the first five quarterly installments are equal to 2.50% of the principal balance outstanding at December 31, 1999. Each of the next thirteen quarterly installments are equal to 3.75% of the principal balance outstanding at December 31, 1999. The nineteenth and final installment due June 30, 2004 will be equal to the remaining balance outstanding and any outstanding interest due on June 30, 2004.

     The Company is charged a commitment fee on the excess of the aggregate average daily undisbursed amount of the Revolving Commitment and the Term Commitment over the amount outstanding. At December 31, 1997, the commitment fee was 0.375% per annum. At December 31, 1997, the Company has approximately $65.6 million outstanding on the Senior Credit Facility. At December 31, 1997, the Company's interest rate for the Senior Credit Facility, was based on a spread over LIBOR of 1.75% or Prime.

     The Senior Subordinated Notes and the Senior Credit Facility are secured by substantially all of the Company's existing and hereafter acquired assets.

     At December 31, 1997, retained earnings of approximately $1.4 million and $1.0 million were available for dividends to holders of preferred and common stock, respectively.

     Aggregate minimum principal maturities on long-term debt as of December 31, 1997, were as follows (in thousands):

               1998                             $     400
               1999                                 8,593
               2000                                10,300
               2001                                11,165
               2002                                11,058
               Thereafter                         185,560
                                                ---------
                                                $ 227,076

     The Company made interest payments of approximately $21.3 million, $7.6 million, and $5.4 million during 1997, 1996 and 1995, respectively.

     In the quarter ended September 30, 1996, the Company recorded an extraordinary charge of $5.3 million ($3.2 million after taxes or $0.58 per basic common share or $0.56 per diluted common share) in connection with the early retirement of the Senior Note and the write-off of unamortized loan acquisition costs of the Senior Note and the Old Credit Facility resulting from the early extinguishment of debt.

                        GRAY COMMUNICATIONS SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

E.   Supplemental Employee Benefits and Other Agreements

     The Company had an employment agreement with its former President, Ralph W. Gabbard, which provided for an award of 122,034 shares of the Company's Class A Common Stock if his employment with the Company continued until September 1999. Mr. Gabbard died unexpectedly in September 1996. The Company awarded these shares to the estate of Mr. Gabbard. Approximately $880,000 and $240,000 of expense was recorded in 1996 and 1995, respectively.

     In December 1995, the Company amended an existing employment agreement to pay consulting fees to its former chief executive officer. The Company recorded approximately $596,000 of corporate and administrative expenses during the year ended December 31, 1995, in accordance with the terms of the amended employment agreement. Additionally, in December 1995 the Company issued 150,000 shares of the Company's Class A Common Stock to this former chief executive officer in accordance with his employment agreement which was amended to remove certain restrictions, including, among others, a time requirement for continued employment. Compensation expense of approximately $2.1 million was recognized in 1995 for the 150,000 shares of Class A Common Stock issued pursuant to this agreement.

     The Company has entered into supplemental retirement benefit and other agreements with certain key employees. These benefits are to be paid primarily in equal monthly amounts over the employees' life for a period not to exceed 15 years after retirement. The Company charges against operations amounts sufficient to fund the present value of the estimated lifetime supplemental benefit over each employee's anticipated remaining period of employment.

     The following summarizes activity relative to certain officers' agreements and the supplemental employee benefits (in thousands):

                                                        December 31,
                                             1997           1996           1995
Beginning liability                       $ 3,158        $ 2,938        $ 2,518
                                          -------        -------        -------
Provision                                     161            918            976
Forfeitures                                   -0-            -0-           (169)
                                          -------        -------        -------
Net expense                                   161            918            807
Payments                                   (1,793)          (698)          (387)
                                          -------        -------        -------
Net change                                 (1,632)           220            420
                                          -------        -------        -------
Ending liability                            1,526          3,158          2,938
Less current portion                         (365)        (1,801)          (725)
                                          -------        -------        -------
                                          $ 1,161        $ 1,357        $ 2,213
                                          =======        =======        =======

F.   Stockholders' Equity and Earnings Per Share

     The Company amended its Articles of Incorporation to increase to 50,000,000 the number of shares of all classes of stock which the Company has the authority to issue, of which, 15,000,000 shares are designated Class A Common Stock, 15,000,000 shares are designated Class B Common Stock, and 20,000,000 shares are designated "blank check" preferred stock for which the Board of Directors has the authority to determine the rights, powers, limitations and restrictions. The rights of the Company's Class A and Class B Common Stock are identical, except that the Class A Common Stock has 10 votes per share and the Class B Common Stock has one vote per share. The Class A and Class B Common Stock

                        GRAY COMMUNICATIONS SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

F.   Stockholders' Equity and Earnings Per Share (Continued)

receive cash dividends on an equal per share basis. In September 1996, the Company issued 1,000 shares each of Series A and Series B Preferred Stock relating to the financing arrangements for the First American Acquisition.

     As part of the financing for the Augusta Acquisition, funding was obtained from the 8% Note, which included the issuance of detachable warrants to Bull Run to purchase 487,500 shares of Class A Common Stock at $17.88 per share, 337,500 shares of which were vested at December 31, 1997. The remainder vests in four equal annual installments of 37,500 through 2001. Approximately $2.6 million of the $10.0 million of proceeds from the 8% Note was allocated to the warrants and increased Class A Common Stock. This allocation of the proceeds was based on an estimate of the relative fair values of the 8% Note and the warrants on the date of issuance. The Company amortized the original issue discount on a ratable basis in accordance with the original terms of the 8% Note through September 30, 1996. The Company recognized approximately $217,000 in amortization costs for the $2.6 million original issue discount. In September 1996, the Company exchanged the 8% Note with Bull Run for 1,000 shares of liquidation preference Series A Preferred Stock yielding 8%. The warrants issued with the 8% Note were retired and the warrants issued with the Series A Preferred Stock will vest in accordance with the same schedule described above provided the Series A Preferred Stock remains outstanding. The holder of the Series A Preferred Stock will receive cash dividends at an annual rate of $800 per share. The liquidation or redemption price of the Series A Preferred Stock is $10,000 per share.

     As part of the financing for the First American Acquisition, the Company also issued 1,000 shares of Series B Preferred Stock, with warrants to purchase an aggregate of 500,000 shares of Class A Common Stock at an exercise price of $24.00 per share. Of these warrants 300,000 vested upon issuance, with the remaining warrants vesting in five equal annual installments commencing on the first anniversary of the date of issuance. The shares of Series B Preferred Stock were issued to Bull Run and to J. Mack Robinson, Chairman of the Board of Bull Run and President and Chief Executive Officer of the Company, and certain of his affiliates. The Company obtained a written opinion from an investment banker as to the fairness of the terms of the sale of such Series B Preferred Stock with warrants. The holders of the Series B Preferred Stock will receive dividends at an annual rate of $600 per share, except the Company at its option may pay these dividends in cash or in additional shares. The liquidation or redemption price of the Series B Preferred Stock is $10,000 per share. In September 1997, the Company issued 60 shares of Series B Preferred Stock as payment of dividends to the holders of its then outstanding Series B Preferred Stock.

     On September 24, 1996, the Company completed a public offering of 3.5 million shares of its Class B Common Stock at an offering price of $20.50 per share. The proceeds, net of expenses, from this public offering of approximately $66.1 million were used in the financing of the First American Acquisition.

     The Company has a Stock Purchase Plan which allows outside directors to purchase up to 7,500 shares of the Company's Common Stock directly from the Company before the end of January following each calendar year. The purchase price per share approximates the market price of the Common Stock at the time of the grant. During 1997, 1996 and 1995, certain directors purchased an aggregate of 501, 22,500, and 23,500 shares of Class A Common Stock, respectively, under this plan.

                        GRAY COMMUNICATIONS SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

F.   Stockholders' Equity and Earnings Per Share (Continued)

     The Company's Board of Directors authorized the purchase of up to two million shares of the Company's Class A or Class B Common Stock to either be retired or reissued in connection with the Company's benefit plans, including the Capital Accumulation Plan and the Incentive Plan. During 1997 and the fourth quarter of 1996, the Company purchased 172,900 Class A Common Stock shares and 172,300 Class B Common Stock shares, respectively, under this authorization. The 1997 and 1996 treasury shares were purchased at prevailing market prices with an average effective price of $19.99 and $15.90 per share, respectively, and were funded from the Company's operating cash flow.

     Statement of Financial Accounting Standards No. 128. "Earnings Per Share" is effective for full-year 1997 and subsequent periods. Statement 128 modifies the method for calculations of net income per share applicable to common stockholders and also requires a reconciliation between basic and diluted per share amounts.

     The following table presents the effect of Statement 128 (in thousands, except per common share data):

                                                                   1997                1996               1995

Net income (loss) available to common stockholders               $ (2,812)           $  2,143           $    931
                                                                 ========            ========           ========

Basic average common shares outstanding                             7,902               5,398              4,354
                                                                 ========            ========           ========
Basic net income (loss) per share available
       to common stockholders                                    $  (0.36)           $   0.40           $   0.21
                                                                 ========            ========           ========

Basic average common shares outstanding                             7,902               5,398              4,354
Stock compensation awards                                             -0-                 228                127
                                                                 --------            --------           --------
Diluted average common shares outstanding                           7,902               5,626              4,481
                                                                 ========            ========           ========
Diluted net income (loss) per share available
       to common stockholders                                    $  (0.36)           $   0.38           $   0.21
                                                                 ========            ========           ========

G.   Long-term Incentive Plan and Stock Purchase Plan

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123 "Accounting for Stock-Based Compensation" ("Statement 123") requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

     The Company has a long-term incentive plan (the "Incentive Plan") under which 200,000 shares of the Company's Class A Common Stock and 400,000 shares of the Company's Class B Common Stock are reserved for grants to key personnel for
(i) incentive stock options, (ii) non-qualified stock options, (iii) stock appreciation rights, (iv) restricted stock and (v) performance awards, as defined by the Incentive Plan. Shares of Common Stock underlying outstanding options or performance awards are counted against the Incentive Plan's maximum shares while such options or awards are outstanding.

                        GRAY COMMUNICATIONS SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Long-term Incentive Plan and Stock Purchase Plan (continued)

Under the Incentive Plan, the options granted typically vest after a two year period and expire three years after full vesting. Options granted through December 31, 1997, have been granted at a price which approximates fair market value on the date of the grant.

     The Company also has a Stock Purchase Plan which grants outside directors up to 7,500 shares of the Company's Common Stock. Under this Stock Purchase Plan, the options granted vest at the beginning of the upcoming calendar year and expire at the end of January following that calendar year.

     Prior to 1996, grants under the Incentive Plan and the Stock Purchase Plan were made with the Company's Class A Common Stock. In 1996, the Company amended its Incentive Plan and Stock Purchase Plan for grants to be made with Class B Common Stock. Therefore, all options granted subsequent to 1995, were made with Class B Common Stock.

     Pro forma information regarding net income and earnings per share is required by Statement 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of Statement
123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997, 1996 and 1995, respectively: risk-free interest rates of 5.82%, 5.43% and 6.06%; dividend yields of 0.32%, 0.50% and 0.53%; volatility factors of the expected market price of the Company's Class A Common Stock of 0.28, 0.33 and 0.26; and a weighted-average expected life of the options of 4.5,
2.0 and 2.7 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and which are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands except per common share data):

                                                       1997        1996    1995
Pro forma income (loss) before extraordinary
   charge available to common stockholders          $ (3,174)   $ 5,190   $  792
Pro forma income (loss) before extraordinary
   charge per common share:
     Basic                                          $  (0.40)   $  0.96   $ 0.18
     Diluted                                        $  (0.40)   $  0.92   $ 0.18

                        GRAY COMMUNICATIONS SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Long-term Incentive Plan and Stock Purchase Plan (continued)

A summary of the Company's stock option activity for Class A Common Stock, and related information for the years ended December 31 follows (in thousands, except weighted average data):

                                                                 Year Ended December 31,
                                                  1997                     1996                    1995
                                                      Weighted                 Weighted                 Weighted
                                                       Average                  Average                 Average
                                                      Exercise                 Exercise                Exercise
                                           Options      Price      Options       Price      Options      Price
Stock options outstanding B
     beginning of year                        198      $13.11          263      $12.39         199      $ 9.80
     Options granted                          -0-                      -0-                     111       16.14
     Options exercised                        (85)      10.75          (52)       9.93         (29)      10.08
     Options forfeited                                    -0-           (6)      12.44         (18)      10.45
     Options expired                          (52)      19.25           (7)      10.17         -0-
                                              ---                      ---                     ---
Stock options outstanding
     B end of  year                            61      $11.15          198      $13.11         263      $12.39
                                              ===                      ===                     ===
Exercisable at end of year                     61      $11.15          164      $13.06          86      $ 9.84

Weighted-average fair value of
     options granted during the year                                                                    $ 3.37

     Exercise prices for Class A Common Stock options outstanding as of December 31, 1997, ranged from $9.67 to $13.33 for the Incentive Plan. The weighted-average remaining contractual life of the Class A Common Stock options outstanding for the Incentive Plan is 1.4 years.

     A summary of the Company's stock option activity for Class B Common Stock, and related information for the years ended December 31 follows (in thousands, except weighted average data):

                                                                              Year Ended December 31,
                                                                           1997                     1996
                                                                                Weighted                Weighted
                                                                                Average                  Average
                                                                               Exercise                 Exercise
                                                                    Options      Price      Options       Price
Stock options outstanding B beginning of year                            68     $15.88         -0-
     Options granted                                                    352      25.20          68        $15.88
                                                                        ---                    ---
Stock options outstanding B end of year                                 420     $23.70          68        $15.88
                                                                        ===                    ===

Exercisable at end of year                                               53     $15.88         -0-

Weighted-average fair value of options granted during the
     year                                                                       $ 8.10                    $ 3.22

Exercise prices for Class B Common Stock options outstanding as of December 31, 1997, ranged

                        GRAY COMMUNICATIONS SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Long-term Incentive Plan and Stock Purchase Plan (continued)

from $15.88 to $25.50 for the Incentive Plan and $15.88 to $24.19 for the Stock Purchase Plan. The weighted-average remaining contractual life of the Class B Common Stock options outstanding for the Incentive Plan and Stock Purchase Plan is 4.7 and 0.5 years, respectively.

H.   Income Taxes

     The Company uses the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     Federal and state income tax expense (benefit) included in the consolidated financial statements are summarized as follows (in thousands):

                                                  Year Ended December 31,
                                            1997           1996            1995
Current
     Federal                              $(1,620)       $ 1,462        $  (253)
     State and local                          577            841             24
Deferred                                    1,283            (44)           863
                                          -------        -------        -------
                                          $   240        $ 2,259        $   634
                                          =======        =======        =======

     The total provision for income taxes for 1996 included a tax benefit of $2.2 million which related to an extraordinary charge on extinguishment of debt.

     Significant components of the Company's deferred tax liabilities and assets are as follows (in thousands):

                                                             1997         1996
Deferred tax liabilities:
     Net book value of property and equipment              $ 2,670      $ 1,165
     Goodwill                                                6,281        2,370
     Other                                                     120          120
                                                           -------      -------
            Total deferred tax liabilities                   9,071        3,655

Deferred tax assets:
     Liability under supplemental retirement plan              526        1,241
     Allowance for doubtful accounts                           499          619
     Difference in basis of assets held for sale               941          941
     Federal operating loss carryforwards                    4,412          -0-
     State and local operating loss carryforwards            1,952        1,164
     Other                                                     290          511
                                                           -------      -------
            Total deferred tax assets                        8,620        4,476
     Valuation allowance for deferred tax assets              (753)        (753)
                                                           -------      -------
            Net deferred tax assets                          7,867        3,723
                                                           -------      -------

Deferred tax assets (liabilities) net                      $(1,204)     $    68
                                                           =======      =======

                        GRAY COMMUNICATIONS SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

H.   Income Taxes (continued)

     A substantial portion of the federal operating loss carryforwards will expire in the year ended December 31, 2012.

     A reconciliation of income tax expense at the statutory federal income tax rate and income taxes as reflected in the consolidated financial statements is as follows (in thousands):

                                                        Year Ended December 31,
                                                      1997       1996      1995
Statutory rate applied to income                    $  (395)   $ 1,625   $   532
State and local taxes, net of federal tax benefits      572         (7)       91
Permanent difference relating to sale of KTVE           -0-        602       -0-
Other items, net                                         63         39        11
                                                    -------    -------   -------
                                                    $   240    $ 2,259   $   634
                                                    =======    =======   =======

     The  Company  made  income tax  payments of  approximately  $275,000,  $3.6 million and $742,000 during 1997, 1996 and 1995, respectively. At December 31, 1997, the Company had current recoverable income taxes of approximately $2.1 million.

I.   Retirement Plans

     Pension Plan

     The Company has a retirement plan covering substantially all full-time employees. Retirement benefits are based on years of service and the employees' highest average compensation for five consecutive years during the last ten years of employment. The Company's funding policy is to contribute annually the minimum amounts deductible for federal income tax purposes.

     The net pension expense includes the following (in thousands):

                                                            Year Ended December 31,
                                                          1997      1996      1995
Service costs B benefits earned during the year          $ 429     $ 360     $ 221
Interest cost on projected benefit obligation              442       409       384
Actual return on plan assets                              (608)     (574)     (655)
Net amortization and deferral                              121       126       187
                                                         -----     -----     -----
Net pension expense                                      $ 384     $ 321     $ 137
                                                         =====     =====     =====
Assumptions:
     Discount rate                                         7.0%      7.0%      8.0%
     Expected long-term rate of return on assets           7.0%      7.0%      8.0%
     Estimated rate of increase in compensation levels     5.0%      5.0%      6.0%

                        GRAY COMMUNICATIONS SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

I.   Retirement Plans (continued)

     Pension Plan (continued)

     The following summarizes the plan's funded status and related assumption (in thousands):

                                                                               December 31,
                                                                             1997        1996
Actuarial present value of accumulated benefit obligation is as follows:
     Vested                                                                $ 5,962     $ 5,675
     Other                                                                     491         291
                                                                           -------     -------
                                                                           $ 6,453     $ 5,966
                                                                           =======     =======
Plan assets at fair value, primarily mutual funds and an unallocated
      insurance contract                                                   $ 6,919     $ 6,282
Projected benefit obligation                                                (7,053)     (6,483)
                                                                           -------     -------
Plan assets less than projected benefit obligation                            (134)       (201)
Unrecognized net (gain) loss                                                   (58)         72
Unrecognized net asset                                                        (246)       (300)
                                                                           -------     -------
Pension liability included in consolidated balance sheet                   $  (438)    $  (429)
                                                                           =======     =======
Assumptions:
     Discount rate                                                             7.0%        7.0%
     Estimated rate of increase in compensation levels                         5.0%        5.0%

     Capital Accumulation Plan

     Effective October 1, 1994, the Company adopted the Gray Communications Systems, Inc. Capital Accumulation Plan (the "Capital Accumulation Plan") for the purpose of providing additional retirement benefits for substantially all employees. The Capital Accumulation Plan is intended to meet the requirements of section 401(k) of the Internal Revenue Code.

     On November 14, 1996, the Company amended its Capital Accumulation Plan to allow an investment option in the Company's Class B Common Stock. The amendment also allows for the Company's percentage match to be made by a contribution of the Company's Class B Common Stock, effective in 1997. On December 13, 1996, the Company reserved 200,000 shares of the Company's Class B Common Stock for issuance under the Capital Accumulation Plan.

     Employee contributions to the Capital Accumulation Plan, not to exceed 6% of the employees' gross pay, are matched by Company contributions. Until 1997, the Company's percentage match was made by a contribution of the Company's Class A Common Stock. The Company's percentage match amount is declared by the Company's Board of Directors before the beginning of each plan year. In 1997, the Company's percentage match has been made by a contribution of the Company's Class B Common Stock. The Company's percentage match was 50% for the three years ended December 31, 1997. The Company contributions vest, based upon each employee's number of years of service, over a period not to exceed five years.

     Company matching contributions aggregating $419,670, $262,426 and $298,725 were charged to expense for 1997, 1996 and 1995, respectively, for the issuance of 20,874 Class B shares; 13,225 and 18,354 Class A shares, respectively.

                        GRAY COMMUNICATIONS SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

J.   Commitments and Contingencies

     The Company has various operating lease commitments for equipment, land and office space. The Company has also entered into commitments for various television film exhibition rights for which the license periods have not yet commenced. Rent expense resulting from operating leases for the years ended December 31, 1997, 1996 and 1995 were $1.4 million, $501,000, and $267,000, respectively. Future minimum payments under operating leases with initial or remaining noncancelable lease terms in excess of one year and obligations under film exhibition rights for which the license period have not yet commenced are as follows (in thousands):


                          Lease             Film             Total
           1998          $ 1,434          $ 1,083          $ 2,517
           1999            1,255            3,128            4,383
           2000              674            2,693            3,367
           2001              505            1,650            2,155
           2002              290              920            1,210
     Thereafter              732              -0-              732
                         -------          -------          -------
                         $ 4,890          $ 9,474          $14,364
                         =======          =======          =======

     The Company is subject to legal proceedings and claims which arise in the normal course of its business. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect the Company's financial position.

                        GRAY COMMUNICATIONS SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

K.   Information on Business Segments

     The Company operates in three business segments: broadcasting, publishing and paging. The broadcasting segment operates eight television stations at December 31, 1997. The publishing segment operates three daily newspapers in three different markets, and two area weekly advertising only publications in southwest Georgia and north Florida. The paging operations are located in Florida, Georgia, and Alabama. The following tables present certain financial information concerning the Company's three operating segments (in thousands):

                                                   Year Ended December 31,
                                               1997         1996         1995
                                                       (In thousands)
Operating revenues:
     Broadcasting                           $  72,300    $  54,981    $  36,750
     Publishing                                24,536       22,845       21,866
     Paging                                     6,712        1,479          -0-
                                            ---------    ---------    ---------
                                            $ 103,548    $  79,305    $  58,616
                                            =========    =========    =========

Operating profit:
      Broadcasting                          $  17,509    $  14,106    $   7,822
      Publishing                                2,206        1,980         (962)
      Paging                                    1,015           (7)         -0-
                                            ---------    ---------    ---------
Total operating profit                         20,730       16,079        6,860
Miscellaneous income and (expense), net           (31)       5,704          144
Interest expense                              (21,861)     (11,689)      (5,439)
                                            ---------    ---------    ---------
Income (loss) before income taxes           $  (1,162)   $  10,094    $   1,565
                                            =========    =========    =========

     Operating profit is total operating revenue less operating expenses, excluding miscellaneous income and expense (net) and interest. Corporate and administrative expenses are allocated to operating profit based on net segment revenues.

                        GRAY COMMUNICATIONS SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

K.   Information on Business Segments (continued)

                                                       Year Ended December 31,
                                                    1997        1996       1995
                                                           (In thousands)
Depreciation and amortization expense:
     Broadcasting                                 $11,024     $ 5,554    $ 2,723
     Publishing                                     1,973       1,730      1,190
     Paging                                         1,480         329        -0-
                                                  -------     -------    -------
                                                   14,477       7,613      3,913
     Corporate                                         42          50         46
                                                  -------     -------    -------
Total depreciation and amortization expense       $14,519     $ 7,663    $ 3,959
                                                  =======     =======    =======

Capital expenditures:
     Broadcasting                                 $ 5,000     $ 2,674    $ 2,285
     Publishing                                     4,235         692        973
     Paging                                           975         -0-        -0-
                                                  -------     -------    -------
                                                   10,210       3,366      3,258
     Corporate                                        162          30         22
                                                  -------     -------    -------
Total capital expenditures                        $10,372     $ 3,396    $ 3,280
                                                  =======     =======    =======

                                                             December 31,
                                                    1997        1996       1995
                                                           (In thousands)
 Identifiable assets:
      Broadcasting                               $287,254    $245,614   $ 54,022
      Publishing                                   19,818      16,301     18,170
      Paging                                       23,950      23,764        -0-
                                                 --------    --------   --------
                                                  331,022     285,679     72,192
      Corporate                                    14,029      12,985      6,048
                                                 --------    --------   --------
Total identifiable assets                        $345,051    $298,664   $ 78,240
                                                 ========    ========   ========

                        GRAY COMMUNICATIONS SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

L.   Selected Quarterly Financial Data (Unaudited)

                                                                                               Fiscal Quarters
                                                                             First          Second           Third          Fourth
Year Ended December 31, 1997                                                     (In thousands, except for per share data)
Operating revenues                                                       $   22,761      $   25,499      $   25,984      $   29,304
Operating income                                                              4,337           6,124           4,271           5,998
Net income (loss)                                                              (461)            622          (1,162)           (401)
Net income (loss) available to common stockholders                             (811)            272          (1,513)           (760)
Basic income (loss) per share                                            $    (0.10)     $     0.03      $    (0.19)     $    (0.10)
Diluted income (loss) per share                                          $    (0.10)     $     0.03      $    (0.19)     $    (0.10)

                                                                                               Fiscal Quarters
                                                                             First          Second           Third          Fourth
Year Ended December 31, 1996                                         (In thousands, except for per share data)
Operating revenues                                                       $   17,027      $   18,487      $   16,699      $   27,092
Operating income                                                              2,678           4,633           2,381           6,387
Income before extraordinary charge                                              311           1,490           2,947             930
Extraordinary charge                                                            -0-             -0-           3,159             -0-
Net income (loss)                                                               311           1,490            (212)            930
Net income (loss) available to common stockholders                              311           1,490            (239)            580
Basic income (loss) per share
      Income before extraordinary charge available to                    $     0.07      $     0.33      $     0.62      $     0.07
          common stockholders
      Extraordinary charge                                                     0.00            0.00           (0.67)           0.00
                                                                         ----------      ----------      ----------      ----------
      Net income (loss) available to common stockholders                 $     0.07      $     0.33      $    (0.05)     $     0.07
                                                                         ==========      ==========      ==========      ==========
Diluted income (loss) per share
      Income before extraordinary charge available to                    $     0.07      $     0.32      $     0.58      $     0.07
          common stockholders
      Extraordinary charge                                                     0.00            0.00           (0.63)           0.00
                                                                         ----------      ----------      ----------      ----------
      Net income (loss) available to common stockholders                 $     0.07      $     0.32      $    (0.05)     $     0.07
                                                                         ==========      ==========      ==========      ==========

     Because of the method used in calculating per share data, the quarterly per share data will not necessarily add to the per share data as computed for the year.

     The third quarter of 1996 includes the KTVE Sale and an extraordinary charge. As a result of the KTVE Sale, the Company recognized a pre-tax gain of approximately $5.7 million and estimated income taxes of approximately $2.8 million (See Note B). The Company recorded an extraordinary charge on extinguishment of debt of $5.3 million and an income tax benefit of $2.2 million (See Note D).

                         REPORT OF INDEPENDENT AUDITORS



     We  have   audited   the   consolidated   financial   statements   of  Gray
Communications Systems, Inc. as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated January 27, 1998 (except for the Pending Acquisition of Note C, as to which the date is February 13, 1998). Our audits also included the financial statement schedule of Gray Communications Systems, Inc. listed in
Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



                                             /s/ ERNST & YOUNG LLP

Atlanta, Georgia
January 27, 1998

                        GRAY COMMUNICATIONS SYSTEMS, INC.

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                                                        Additions
                                                --------------------------
                                  Balance at       Charged to     Charged to                    Balance at
                                  Beginning        Costs and        Other                        End of
Description                       Of Period        Expenses       Accounts**    Deductions*     Period
-----------                       ----------       ----------     ----------    -----------    ----------
Year ended December 31, 1997

Allowance for doubtful accounts   $1,450,000        $188,000        $31,000       $416,000     $1,253,000


Year ended December 31, 1996

Allowance for doubtful accounts     $450,000        $894,000       $583,000       $477,000     $1,450,000


Year ended December 31, 1995

Allowance for doubtful accounts     $694,000        $384,000        $33,000       $661,000       $450,000

     *    "Deductions"   represent   write-offs   of  amounts   not   considered
          collectible
     ** Represents amounts recorded in certain allocations of purchase prices for the Company's acquisitions

                          Independent Auditors' Report


The Board of Directors
Capital Sports Properties, Inc.:


We have audited the balance sheets of Capital Sports Properties, Inc. as of June 30, 1996 and December 31, 1995, and the related statements of earnings, changes in stockholders' equity and cash flows for the six-months ended June 30, 1996 and the year ended December 31, 1995, not separately presented herein. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Capital Sports Properties, Inc. as of June 30, 1996 and December 31, 1995, and the results of its operations and its cash flows for the six-months ended June 30, 1996 and the year ended December 31, 1995, in conformity with generally accepted accounting principles.



                                             /s/ KPMG PEAT MARWICK LLP

Stamford, Connecticut
February 10, 1997

KPMG Peat Marwick LLP
1600 PNC Center
201 East Fifth Street
Cincinnati, OH 45202

Dayton, OH


                          Independent Auditors' Report

The Board of Directors
Host Communications, Inc.:


We have audited the consolidated balance sheets of Host Communications, Inc. and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Host Communications, Inc. and subsidiaries at June 30, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in notes 1 and 3 to the consolidated financial statements, the Company changed its method of accounting for license fee revenues and rights fee expenses.



                                             /s/ KPMG PEAT MARWICK LLP

October 11, 1996